Exhibit 99.1

Contacts:
Cytokinetics, Incorporated	Burns McClellan, Inc.
Sharon A. Surrey-Barbari	Clay A. Kramer (investors)
SVP, Finance & CFO	Justin Jackson (media)
(650) 624-3000	(212) 213-0006
CYTOKINETICS SECURES $75 MILLION COMMITTED EQUITY FINANCING FACILITY
South San Francisco, CA., October 28, 2005 - Cytokinetics, Incorporated (Nasdaq: CYTK) announced today that it has entered into a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited, a private investment group, in which Kingsbridge has committed to provide up to $75 million of capital during the next three years through the purchase of newly-issued shares of Cytokinetics’ common stock. Under the terms of the agreement, Cytokinetics will determine the exact timing and amount of any CEFF financings, subject to certain conditions. The CEFF allows Cytokinetics to raise capital, at its discretion, to support Cytokinetics’ corporate, research and development activities.
Certain details of the CEFF are as follows:
•	For a period of three years, Cytokinetics can access up to $75 million dollars from Kingsbridge in exchange for newly-issued shares of Cytokinetics’ common stock. Cytokinetics may access the capital after the SEC declares effective the registration statement to be filed by Cytokinetics covering the resale of the shares of common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant discussed below.

•	Cytokinetics may access capital under the CEFF in tranches of up to the lesser of $15 million or 2.5% of Cytokinetics’ market capitalization at the time of the draw down of such tranche, subject to certain conditions. Each tranche will be issued and priced over an eight-day pricing period. Kingsbridge will purchase shares of common stock pursuant to the CEFF at discounts ranging from 6% to 10% depending on the average market price of the common stock during the eight-day pricing period, provided that the minimum acceptable purchase price for any shares to be issued to Kingsbridge during the eight-day period is determined by the higher of $3.50 or 85% of Cytokinetics’ share price the day before the commencement of each draw down.

•	Throughout the term of the agreement, Kingsbridge is restricted from engaging in any shorting transaction of Cytokinetics’ common stock.

•	Cytokinetics is not obligated to utilize any of the $75 million available under the CEFF and there are no minimum commitments or minimum use penalties. The CEFF agreement does not contain any restrictions on Cytokinetics’ operating activities, automatic pricing resets or minimum market volume restrictions.

•	The agreement does not prohibit Cytokinetics from conducting additional debt or equity financing, other than financings similar to the CEFF.

•	In connection with the CEFF, Cytokinetics issued a warrant to Kingsbridge to purchase up to 244,000 shares of common stock at an exercise price of $9.13 per share which represents a 30% premium over the average of the closing bid prices of Cytokinetics’ common stock during the 5 days preceding the signing of the agreement. The warrant will become exercisable after the six month anniversary of the date of the agreement. The warrant will remain exercisable, subject to certain exceptions, until five years after the date of the agreement.
The securities issuable in connection with the CEFF and upon the exercise of the warrant issued to Kingsbridge have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements. Cytokinetics has agreed to file a registration statement for the resale of the shares of common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant within 60 days of the date of the agreement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Cytokinetics
Cytokinetics is a leading biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that specifically target the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer, cardiovascular disease and other diseases. Cytokinetics has developed a cell biology driven approach and proprietary technologies to evaluate the function of many interacting proteins in the complex environment of the intact human cell. Cytokinetics employs the PUMA™ system and Cytometrix™ technologies to enable early identification and automated prioritization of compounds that are highly selective for their intended protein targets without other cellular effects, and may therefore be less likely to give rise to clinical side effects. Cytokinetics and GlaxoSmithKline have entered into a strategic alliance to discover, develop and commercialize small molecule therapeutics targeting human mitotic kinesins for applications in the treatment of cancer and other diseases. GlaxoSmithKline is conducting Phase II and Phase Ib clinical trials for ispinesib (SB-715992) and a Phase I clinical trial for SB-743921, each a drug candidate that has emerged from the strategic alliance. Cytokinetics’ heart failure program is the second program to leverage the company’s expertise in cytoskeletal pharmacology. Cytokinetics recently initiated a Phase I clinical trial with CK-1827452, a novel small molecule cardiac myosin activator, for the treatment of heart failure. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.
This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to the issuance of shares of Cytokinetics common stock under the CEFF, registration for resale of securities issued under, and in connection with, the CEFF, potential benefits of our drug candidates and potential drug candidates and the enabling capabilities of our proprietary technologies. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to Cytokinetics’ ability to timely file a registration statement permitting resale of securities to be issued by Cytokinetics under, and in connection with, the CEFF, Securities and Exchange Commission review of such registration statement, other regulatory review pertaining to Cytokinetics’ entry into the CEFF, difficulties or delays in development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development or product approval (including the risks relating to uncertainty of patent protection for Cytokinetics’ intellectual property or trade secrets, Cytokinetics’ ability to obtain additional financing if necessary and unanticipated research and development and other costs). For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.
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